UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF  THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report May 8, 2002

SBA COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-30110	65-0716501
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

One Town Center Road, Boca Raton, Florida	33486
(Address of principal executive offices)	(Zip code)

(561) 995-7670
(Registrant’s telephone number, including area code)

Item 5    Other Information

SBA Communications Corporation (“SBA” or the “Company”) announced significant increases in total revenues and EBITDA for the three months ended March 31, 2002, over the same period in 2001. The total leasing revenue, EBITDA and EBITDA margin for the three months ended March 31, 2002 were all quarterly record amounts.

For the three months ended March 31, 2002, total revenues increased 20.7% to $63.9 million from the first quarter of 2001, due to higher site leasing revenue. Site leasing revenue increased to $32.5 million for the quarter, a 60.4% increase over the first quarter of 2001. Site development revenue for the quarter decreased 3.9% to $31.4 million from the first quarter of 2001. Earnings before interest, taxes, depreciation, amortization, non-cash charges and unusual or non-recurring expenses (“EBITDA”) for the quarter were $19.3 million, a 76.2% increase over the first quarter of 2001. Loss per share was $(1.70) for the three months ended March 31, 2002, which includes a $54.1 million restructuring charge resulting primarily from the Company’s previously-announced decision to reduce investment in new tower assets. Loss per share for the first quarter of 2001 was $(.49).

In the first quarter the Company built 59 towers and acquired 57 towers, ending the quarter with 3,816 owned tower sites. Based on tenant leases executed as of March 31, 2002, annualized gross revenue added per tower was .43 broadband equivalents and same tower revenue and cash flow growth net of tenant terminations for the trailing twelve months on the 2,839 towers owned as of March 31, 2001 was 20% and 24%, respectively.

Item 7    Financial Statements and Exhibits

99.1 Press release dated May 6, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

May 8, 2002

/s/ JOHN F. FIEDOR
John F. Fiedor Chief Accounting Officer